EXHIBIT 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3), in the Registration Statement (Form S-3 No. 333-56051) and in the related combined Prospectus of HRPT Properties Trust for the registration of $2,700,000,000 of debt and equity securities and to the incorporation by reference therein of our report dated February 6, 2004 except for Note 11, as to which date is March 8, 2004, with respect to the consolidated financial statements and schedules of HRPT Properties Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP Ernst & Young LLP

Boston, Massachusetts
April 5, 2004